EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 33-55057, 333-05449, 333-05427 and 333-50474 of our report dated July 21, 2003, with respect to the consolidated financial statements and schedule of NDCHealth Corporation included in the Annual Report (Form 10-K) for the year ended May 30, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 29, 2003